EXHIBIT 5.1

October 27, 2005

SCOLR Pharma, Inc.

3625 132nd Avenue SE

Suite 300

Bellevue, Washington 98006

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with the proceedings for the authorization and issuance by SCOLR Pharma, Inc., a Delaware corporation (the “Company”), of up to $40,000,000 of your common stock (the “Common Stock”) and/or warrants to purchase shares of your common stock (“Warrants”), and the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), which has been filed with the Securities and Exchange Commission with respect to the Common Stock and the Warrants. The Common Stock and the Warrants are sometimes referred to collectively as the “Securities”. The Securities may be issued from time to time on a delayed basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $40,000,000.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable securities laws; (v) a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby; (vi) all Securities will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (vii) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (viii) the Company has reserved from its authorized but unissued and unreserved shares of stock a number sufficient to issue all Securities. With respect to our opinion below that the shares of Common Stock have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company’s Articles of Incorporation, as amended to the date hereof and as certified to be true and complete by the Secretary of the Company. With respect to our opinion that the shares of Common Stock will be validly issued, we have assumed that such shares will be evidenced by appropriate certificates, duly executed and delivered.

We have been advised by the Company that Warrants may be issued pursuant to individual warrant agreements to be entered into between the Company and prospective purchasers of Warrants and that such agreements will be filed either as an exhibit to an amendment to the Registration Statement to be filed after the date of this opinion or as an exhibit to a current report on Form 8-K to be filed after the Registration Statement has become effective and the particular terms of any series of Warrants will be set forth in a supplement to the prospectus forming a part of the Registration Statement.

Based on the foregoing, we are of the opinion that upon the happening of the following events:

(a) the filing and continued effectiveness of the Registration Statement and any amendments thereto;

(b) in the case of the Common Stock:

•	due execution by the Company and registration by its registrar of the Common Stock;

•	the offering and sale of the Common Stock, as contemplated by the Registration Statement and any amendments and/or prospectus supplements thereto;

•	receipt by the Company of the consideration required for the Common Stock to be sold by the Company as contemplated by the Registration Statement and any amendments and/or prospectus supplements thereto;

•	the Company’s Board of Directors or an authorized committee thereof has specifically authorized the issuance of such Common Stock in exchange for consideration that the Board of Directors or such committee determines as adequate (“Authorizing Resolutions”); and

•	the terms of the offer and sale of such Securities have been duly established in conformity with the Company’s Articles of Incorporation and bylaws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

(c) in the case of the Warrants:

•	the Warrants are specifically authorized for issuance by Authorizing Resolutions which include the terms upon which the Warrants are to be issued, their form and content and the consideration for which shares are to be issued upon exercise of the Warrants;

•	each warrant agreement relating to the Warrants has been duly authorized, executed and delivered and is enforceable in accordance with its terms;

•	the terms of the offer, issuance and sale of such Warrants have been duly established in conformity with the applicable warrant agreement;

•	the warrant agreement and the offer, issuance and sale of the Warrants do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

•	such Warrants have been duly executed and countersigned in accordance with the applicable warrant agreement and offered, issued and sold as contemplated in the Registration Statement, the applicable Authorizing Resolutions and the warrant agreement; and

•	the Company has received the consideration provided for in the applicable Authorizing Resolutions.

the Common Stock , will be duly authorized, validly issued, fully paid and nonassessable.

We express no opinions concerning the validity or enforceability of any provisions contained in any Securities purchase agreement that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law. We assume that the Company’s board of directors will have complied with any applicable fiduciary duties in connection with the authorization and performance by the Company of any agreements pursuant to which the Securities are sold or issued. We have relied as to certain matters on information obtained from public officials and officers of the Company.

It is understood that this opinion is to be used only in connection with the offer and sale of Common Stock and/or Warrants while the Registration Statement is in effect.

Please not that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and juridical decisions, and we disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ DLA Piper Rudnick Gray Cary US LLP